Consent of Independent Registered Public Accounting Firm

BioLife Solutions, Inc.
Bothell, Washington

We have issued our reports dated February 26, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of BioLife Solutions, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of BioLife Solutions, Inc. on Forms S-3 (File Nos. 333-275646, 333-275645, 333-259249, 333-239637, 333-233912, and 333-222433) and on Forms S-8 (File Nos. 333-274016, 333-267391, 333-257750, 333-222437, 333-205101, and 333-189551).

/s/ Grant Thornton LLP

Bellevue, Washington
February 26, 2026